Exhibit 99.1

NETLIST, INC. ANNOUNCES PRICING OF 7,692,308 SHARE FOLLOW-ON OFFERING

IRVINE, CA — February 19, 2015 — Netlist, Inc. (“Netlist” or the “Company”) (NASDAQ: NLST), a leading provider of high performance and hybrid memory solutions for the cloud computing and storage markets, today announced it has priced an underwritten public offering of 7,692,308 shares of its common stock at a price to public of $1.30 per share. Additionally, the Company has granted the underwriter the option to purchase up to an additional 1,153,846 shares of its common stock to cover over-allotments, if any, at the price to public. The offering is expected to close on or about February 24, 2015, subject to satisfaction of closing conditions.

The total gross proceeds of the offering are expected to be approximately $10.0 million. After deducting the underwriter’s discount and other estimated offering expenses payable by Netlist, the net proceeds are expected to be approximately $9.0 million. These amounts assume no exercise of the underwriter’s over-allotment option. The Company intends to use the net proceeds of the offering for general corporate purposes.

Craig-Hallum Capital Group LLC is acting as sole underwriter of the offering.

A registration statement relating to shares of the common stock of Netlist has been declared effective by the Securities and Exchange Commission on October 18, 2011. This offering is being made by Netlist by means of a written prospectus supplement forming part of the effective registration statement. A copy of the final prospectus for the offering may be obtained from Craig-Hallum Capital Group LLC at 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, phone number (612) 334-6300, email: prospectus@chlm.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Netlist:

Netlist, Inc. designs and manufactures high-performance, logic-based memory subsystems for server and storage applications for cloud computing. Netlist’s flagship products include NVvault® and EXPRESSvault™ family of hybrid memory products that significantly accelerate system performance and provide mission critical fault tolerance, HyperCloud®, a patented memory technology that breaks traditional performance barriers, and a broad portfolio of industrial Flash and specialty memory subsystems including VLP (very low profile) DIMMs and Planar-X RDIMMs. Netlist has steadily invested in and grown its worldwide IP portfolio, which now includes 88 issued and pending patents in the areas of high performance memory and hybrid memory technologies.

Netlist develops technology solutions for customer applications in which high-speed, high-capacity, small form factor and efficient heat dissipation are key requirements for system memory. These customers include OEMs and hyperscale datacenter operators that design and build servers, storage systems and high-performance computing clusters, engineering workstations and telecommunications equipment. Founded in 2000, Netlist is headquartered in Irvine, CA with manufacturing facilities in Suzhou, People’s Republic of China. Learn more at www.netlist.com.

Safe Harbor Statement:

This news release contains forward-looking statements regarding future events and the future performance of Netlist. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, risks associated with the launch and commercial success of our products, programs and technologies; the success of product partnerships; continuing development, qualification and volume production of EXPRESSvault™, NVvault™, HyperCloud® and VLP Planar-X RDIMM; the timing and magnitude of the anticipated decrease in sales to our key customer; our ability to leverage our NVvault™ technology in a more diverse customer base; the rapidly-changing nature of technology; risks associated with intellectual property, including patent infringement litigation against us as well as the costs and unpredictability of litigation over infringement of our intellectual property and the possibility of our patents being reexamined by the United States Patent and Trademark office; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer acceptance of, and demand for, our existing products and products under development, including uncertainty of and/or delays in product orders and product qualifications; delays in the Company’s and its customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components and vendors in the supply chain; fluctuations in the market price of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K filed on March 18, 2014, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time. Except as required by law, Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact: Gail M. Sasaki Chief Financial Officer (949) 435-0025	Brainerd Communicators, Inc. Mike Smargiassi/Jenny Perales (investors) Sharon Oh (media) NLST@braincomm.com (212) 986-6667